Exhibit 5
[Baker & Hostetler LLP Letterhead]
July 2, 2008
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
Ladies and Gentlemen:
     We have acted as counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, relating to the re-sale by the selling shareholders listed in the prospectus that is a part of the Registration Statement of an aggregate of 463,185 common shares, $0.10 par value per share, of the Company (the “Common Shares”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents and instruments filed as exhibits to the Registration Statement and such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     We assume that the appropriate action will be taken, prior to the offer and sale of the Common Shares, to register and qualify the Common Shares for sale under all applicable state securities or “blue sky” laws.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of Ohio and the federal laws of the United States of America.
     Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Common Shares while the Registration Statement is in effect.
     This opinion is expressed as of the date hereof. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Baker & Hostetler LLP

24